# Armlogi Holding Corp.

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

Certificate Number

Shares

COMMON STOCK

THIS CERTIFIES THAT

* SPECIMEN *

CUSIP NO.:

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK EACH OF

**ARMLOGI HOLDING CORP.**

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.


ARMLOGI HOLDING CORP.
Corporate
Seal
NEVADA

AIDY CHOU
CEO and CFO

TONG WU
Chief Administrative Officer

DATED:

Countersigned and Registered:

**TRANSHARE CORPORATION**
Transfer Agent

By

Authorized Signature

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303 - 662 - 1112